Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT

TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a summary of information concerning capital stock of SmartKem, Inc. (“us,” “our,” “we” or the “Company”) and certain provisions of our Certificate of Incorporation (defined below) and Bylaws (defined below) currently in effect. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws (the “Bylaws”), each previously filed with the Securities and Exchange Commission (“SEC”) and incorporated by reference as an exhibit to the Annual Report on Form 10-K, as well as to the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read our Certificate of Incorporation, Bylaws and the applicable portions of the DGCL carefully.

General

We have authorized capital stock consisting of 300,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our Certificate of Incorporation and our Bylaws do not provide for cumulative voting rights. Because of this, the holders of a plurality of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law. The holders of one-third of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Dividends

Subject to preferences that may be applicable to any then-outstanding convertible preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

We have never paid cash dividends on our common stock. Moreover, we do not anticipate paying periodic cash dividends on our common stock for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions, contractual restrictions, including any loan or debt financing agreements, and on such other factors as our board of directors deems relevant.

Liquidation

In the event of our liquidation, dissolution, or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Preferred Stock

We currently have 10,000,000 shares of preferred stock authorized and available for issuance in one or more series. Our board of directors has the authority, without further action by the stockholders to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments. Currently 11,100 shares have been initially designated as Series A-1 Convertible Preferred Stock, stated value $10,000 per share (the “Series A-1 Preferred Stock”) and [   ] shares of Series A-1 Preferred Stock are currently outstanding. Currently, 18,000 shares have been initially designated Series A-2 Convertible Preferred Stock, stated value $1,000 per share (the “Series A-2 Preferred Stock”) and [   ] shares of Series A-2 Preferred Stock are currently outstanding.

Series A-1 Preferred Stock

The follow is a summary of the principal terms of the Series A-1 Preferred Stock as set forth in the Certificate of Designation of the Series A-1 Preferred Stock:

Dividends

The holders of Series A-1 Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of common stock, when and if actually paid. In addition, in the event that on the 18th month anniversary of the Closing Date (as defined in the Series A-1 Certificate of Designation), the trailing 30-day VWAP (as defined in the Series A-1 Certificate of Designation) is less than the then-effective Series A-1 Conversion Price, the Series A-1 Preferred Stock will begin accruing dividends at the annual rate of 19.99% of the stated value thereof (the “Series A-1 Dividend”). The Series A-1 Dividend would be paid in cash, or, at the option of the Company if certain equity conditions are met, in shares of common stock at a price per share equal to ninety percent (90%) of the trailing 10-day VWAP for the last 10 trading date prior to the date the Series A-1 Dividend is paid.

Voting Rights

The shares of Series A-1 Preferred Stock have no voting rights, except to the extent required by the Delaware General Corporation Law.

As long as any shares of Series A-1 Preferred Stock are outstanding, the Company may not, without the approval of a majority of the then outstanding shares of Series A-1 Preferred Stock which must include AIGH Investment Partners LP and its affiliates (“AIGH”) for so long as AIGH is holding at least $1,500,000 in aggregate stated value of Series A-1 Preferred Stock acquired pursuant to the Purchase Agreement (a) alter or change the powers, preferences or rights given to the Series A-1 Preferred Stock, (b) alter or amend the Charter, the Series A-1 Certificate of Designation, the Series A-2 Certificate of Designation (as defined below) or the bylaws of the Company (the “Bylaws”) in such a manner so as to materially adversely affect any rights given to the Series A-1 Preferred Stock, (c) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined std below) senior to, or otherwise pari passu with, the Series A-1 Preferred Stock, other than 3,050 shares of Series A-2 Preferred Stock of the Company, (d) increase the number of authorized shares of Series A-1 Preferred Stock, (e) issue any Series A-1 Preferred Stock except pursuant to the Purchase Agreement, or (f) enter into any agreement to do any of the foregoing.

Liquidation

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the then holders of the Series A-1 Preferred Stock are entitled to receive out of the assets available for distribution to stockholders of the Company an amount equal to 100% of the stated value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon, prior and in preference to the common stock or any other series of preferred stock (other than the Series A-2 Preferred Stock).

Conversion

The Series A-1 Preferred Stock is convertible into common stock at any time at a conversion price of $87.50, subject to adjustment for certain anti-dilution provisions set forth in the Series A-1 Certificate of Designation (the “Series A-1 Conversion Price”). Upon conversion the shares of Series A-1 Preferred Stock will resume the status of authorized but unissued shares of preferred stock of the Company.

Conversion at the Option of the Holder

The Series A-1 Preferred Stock is convertible at the then-effective Series A-1 Conversion Price at the option of the holder at any time and from time to time.

Mandatory Conversion at the Option of the Company

So long as certain equity conditions are satisfied, the Company may give notice requiring the holders to convert all of the outstanding shares of Series A-1 Preferred Stock into shares of common stock at the then-effective Series A-1 Conversion Price.

Beneficial Ownership Limitation

The Series A-1 Preferred Stock cannot be converted to common stock if the holder and its affiliates would beneficially own more than 4.99% (or 9.99% at the election of the holder) of the outstanding common stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Preemptive Rights

No holders of Series A-1 Preferred Stock will, as holders of Series A-1 Preferred Stock, have any preemptive rights to purchase or subscribe for common stock or any of our other securities.

Redemption

The shares of Series A-1 Preferred Stock are not redeemable by the Company.

Negative Covenants

As long as any Series A-1 Preferred Stock is outstanding, unless the holders of more than 50% in stated value of the then outstanding shares of Series A-1 Preferred Stock shall have otherwise given prior written consent (which must include AIGH for so long as AIGH is holding at least $1,500,000 in aggregate stated value of Series A-1 Preferred Stock acquired pursuant to the Purchase Agreement), the Company cannot, subject to certain exceptions, (a) enter into, create, incur, assume, guarantee or suffer to exist any indebtedness, (b) enter into, create, incur, assume or suffer to exist any liens, (c) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its common stock, common stock equivalents or junior securities, (d) enter into any transaction with any affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company, (e) declare or pay a dividend on junior securities or (f) enter into any agreement with respect to any of the foregoing.

Trading Market

There is no established trading market for any of the Series A-1 Preferred Stock, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Series A-1 Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series A-1 Preferred Stock will be limited.

Series A-2 Preferred Stock

The follow is a summary of the principal terms of the Series A-2 Preferred Stock as set forth in the Certificate of Designation of the Series A-2 Preferred Stock:

Dividends

The holders of Series A-2 Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of common stock, when and if actually paid.

Voting Rights

The shares of Series A-2 Preferred Stock have no voting rights, except to the extent required by the DGCL.

As long as any shares of Series A-2 Preferred Stock are outstanding, the Company may not, without the approval of a majority of the then outstanding shares of Series A-2 Preferred Stock (a) alter or change the powers, preferences or rights of the Series A-2 Preferred Stock, (b) alter or amend the Charter, the Series A-2 Certificate of Designation or the Bylaws in such a manner so as to materially adversely affect any rights given to the Series A-2 Preferred Stock, (c) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to, or otherwise pari passu with, the Series A-2 Preferred Stock or (d) enter into any agreement to do any of the foregoing.

Liquidation

Upon a Liquidation, the then holders of the Series A-2 Preferred Stock are entitled to receive out of the assets available for distribution to stockholders of the Company an amount equal to 100% of the stated value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon, prior and in preference to the common stock or any other series of preferred stock (other than the Series A-1 Preferred Stock).

Conversion

The Series A-2 Preferred Stock is convertible into common stock at any time at a conversion price of $0.25, subject to adjustment for certain anti-dilution provisions set forth in the Series A-2 Certificate of Designation (the “Series A-2 Conversion Price”). Upon conversion the shares of Series A-2 Preferred Stock will resume the status of authorized but unissued shares of preferred stock of the Company.

Conversion at the Option of the Holder

The Series A-2 Preferred Stock is convertible at the then-effective Series A-2 Conversion Price at the option of the holder at any time and from time to time.

Automatic Conversion

On the trading day immediately preceding the date on which shares of common stock commence trading on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange all, but not less than all, of the outstanding shares of Series A-2 Preferred Stock shall automatically convert, without any action on the part of the holder thereof and without payment of any additional consideration, into that number of shares of common stock determined by dividing the stated of such share of Series A-2 Preferred Stock by the then applicable Series A-2 Conversion Price.

Beneficial Ownership Limitation

The Series A-2 Preferred Stock cannot be converted to common stock if the holder and its affiliates would beneficially own more than 4.99% (or 9.99% at the election of the holder) of the outstanding common stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Preemptive Rights

No holders of Series A-2 Preferred Stock will, as holders of Series A-2 Preferred Stock, have any preemptive rights to purchase or subscribe for common stock or any of our other securities.

Redemption

The shares of Series A-2 Preferred Stock are not redeemable by the Company.

Trading Market

There is no established trading market for any of the Series A-2 Preferred Stock, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Series A-2 Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series A-2 Preferred Stock will be limited.

Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Certificate of Incorporation and Our Bylaws

Certain provisions of Delaware law and certain provisions included in our Certificate of Incorporation and in our Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our Certificate of Incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series and the powers, preferences, or relative, participation, optional, and other special rights, if any, and any qualifications, limitations, or restrictions, of the shares of such series.

Removal of Directors

Our Certificate of Incorporation provides that stockholders may only remove a director for cause.

Director Vacancies

Our Certificate of Incorporation authorizes only our board of directors to fill vacant directorships.

No Cumulative Voting

Our Certificate of Incorporation does not provide stockholders with the right to cumulate votes in the election of directors.

Special Meetings of Stockholders

Our Certificate of Incorporation and Bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by the chairperson of our board of directors, the chief executive officer, or our board of directors.

Advance Notice Procedures for Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally will have to be delivered to and received at our principal executive offices before notice of the meeting is issued by our secretary, with such notice being served not less than 90 nor more than 120 days before the meeting. Although the Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Action by Written Consent

Our Certificate of Incorporation and Bylaws provide that any action to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.

Amending our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation provides that the affirmative vote of at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote, voting together as a single class, is required to amend certain provisions of our Certificate of Incorporation.

Our Bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote, voting together as a single class. Additionally, our Certificate of Incorporation provides that our bylaws may be amended, altered or repealed by the board of directors.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuances without stockholder approval, except as required by the listing standards of any exchange upon which our common stock may become listed, and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger, or otherwise.

Exclusive Jurisdiction

Our Certificate of Incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware, is the exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee to the us or our stockholders, (iii) any action arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws (as either may be amended from time to time), or (iv) (A) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to actions arising under the Exchange Act or the rules and regulations thereunder. Although our Certificate of Incorporation contains the exclusive forum provisions described above, it is possible that a court could find that such provision is inapplicable for a particular claim or action or that such provision is unenforceable, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits a person deemed an “interested stockholder” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date such person becomes an interested stockholder unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the price of our common stock.

Listing

Our common stock is listed on the OTC Market Group’s OTCQB® Market  under the ticker symbol “SMTK.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.